EXHIBIT 2.5

ACQUISITION AND SHARE EXCHANGE AGREEMENT

THIS ACQUISITION AND SHARE EXCHANGE AGREEMENT, dated as of June 27, 2011 (the “Agreement”), by and between Sysorex Consulting, Inc., a California Corporation (“SCI”), having its principal place of business at 325 Clyde Avenue, Mountain View, CA 9404, AND SOFTLEAD Inc., a Nevada corporation (“Softlead”), having its principal place of business at 114 North Glendora Ave, Suite 131, Glendora, CA 91741.

1.0 Acquisition

1.1     At the Closing (as defined in Section 6.0 below), Softlead will acquire 100% of SCI’s interest in the outstanding capital stock of: 75% shares in the Sysorex Operational Business Units being owned by “SCI” and 25% of shares owned by Qureishi Family Trust in companies incorporated as Sysorex Federal Inc and its subsidiary Sysorex Government System, Inc., and SCI ownership interest in Sysorex Arabia, for the purpose to transfer assets and liabilities.

(a) Sysorex Federal, a Delaware Corporation, with principal address, 22611, Markey Court, Suite 112, Sterling, VA 20166 (“SFI”), of which SCI owns 100% of the issued and outstanding shares; as well as SFI’s wholly owned subsidiary Sysorex Government Services, a Virginia Corporation, with principal address, 22611, Markey Court Suite 112, Sterling, VA 20166(“SGS”), and

(b) Sysorex Arabia, Limited, a Saudi Arabian corporation (“SAL”), validly existing under the Saudi Arabian, General Investment Authority with principal address in Riyadh, Kingdom of Saudi, Arabia, see attached for exact Arabic Address, of which SCI owns 50.2% of the issued and outstanding shares (Appendix A for details )

Together, SFI and SAL are referred to herein as the “Sysorex Operational Business Units”.

1.2     In consideration for Softlead’s right to acquire the Sysorex Operational Business Units, Softlead will issue to SCI, with a resulting pro-rata ownership in SCI’s shareholders, a total of 14,600,000 shares of Common Stock of Softlead (the “Softlead Shares”), which constitutes 84.6% of the post-acquisition outstanding shares of Softlead’s stock. Softlead’s existing shareholders will retain total 2,650,353 shares of Softlead’s stock, which constitutes 15.4% of the post-acquisition outstanding shares of Softlead. Post-acquisition and share exchange, there will be a total of 17,250,353 issued and outstanding shares of Softlead stock.

The Softlead Shares are being issued pursuant to an exemption from the registration requirements of the Securities Act of 1933 (the “Act”) and will, therefore, be subject to the holding period and legending requirements of Rule 144 of Regulation D of the Act. In addition, the Softlead Shares will be subject to a six month lock-up which prohibits SCI and/or its shareholders from selling, assigning, transferring, conveying, or otherwise alienating their Softlead Shares for a period of two years from the Closing Date (as defined in Section 6.0 below). The Softlead Shares issued to SCI will be allocable on a pro rata basis pursuant to the shareholdings of the Shareholders set forth in Exhibit A.

1.3     Upon Closing, pending approval from FINRA, as sought by Softlead during the due diligence period of this transaction, Softlead shall change its name to Sysorex Global Holding Corp. and will also seek to change its trading symbol to reflect the name change. Pending FINRA approval and any further filing obligations, the parties to this Agreement, agree to implement such changes promptly after the Closing Date.

1.4     After the Closing, Softlead (and upon its name change, Sysorex Global Holding Corp) shall control 100% of the holdings previously held by SCI in the Sysorex Operational Business Units. The Parties agree that the Sysorex Operational Business Units will retain their own federal tax identification numbers. Softlead will cooperate in all matters required to prove that it is a successor-in-interest and that the employees of the Sysorex Operational Business Units who are being employed or sponsored will continue to be employees of the company that sponsors them.

1.5     The pre-Closing officers and directors of Softlead shall resign from their positions as Officers and Directors of Softlead, effective as of the Closing.

2.0     Representations of SCI.

SCI represents and warrants to Softlead as follows:

2.1 SCI is a corporation duly organized, validly existing and in good standing under the laws of the State of California and the Sysorex Operational Business Units are duly organized, validly existing and in good standing under the laws of Virginia(SGS), Delaware(SFI) and Saudi Arabia(SAL). SCI has full corporate power and authority to own, lease and operate its assets and properties and to carry on its business as now being conducted, as and in the places where its assets and properties are now owned, leased or operated and where such business are being conducted.

2.2 SCI has the full power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. All corporate proceedings on the part of SCI necessary to authorize this Agreement and the transactions contemplated hereby, including authorization by its Board of Directors and Shareholders, have been or by the Closing will be duly and validly taken. This Agreement has been duly and validly executed and delivered by SCI and constitutes the legal, valid and binding agreement and obligation of SCI, enforceable in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting creditors' rights generally or by the principles governing the availability of equitable remedies.

2.3     Except as set forth in Schedule 2.3 of the Disclosure Schedule, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (i) conflict with or result in any breach of any provision of the Articles of Incorporation or Bylaws of SCI; (ii) require any consent, approval, authorization or permit of, or filing with or notification to, any agency or other third party ; (iii) result in a breach of the provisions or a termination of any agreement which is a part of this acquisition; (iv) conflict with or result in a violation of any provision of (A) any statute, rule, regulation or ordinance; or (B) any material order, writ, injunction, judgment, award or license applicable to SCI or to this acquisition; or (v) result in or require the creation or imposition of any lien upon SCI or with respect to this acquisition, provided all the information during due diligence process.

2.4     The assets of the Sysorex Operational Business Units are listed in Schedule 2.4 represent all of the assets used in and necessary for the conduct of the business conducted by the Sysorex Operational Business Units. The Sysorex Operational Business Units have or will have at the Closing Date good and marketable title to all of its assets, free and clear of any security interests, claims, liens, pledges, charges or other encumbrances of any nature whatsoever, except encumbrances which do not, individually or in the aggregate, materially detract from the value or interfere with the use of the properties affected thereby ("Permitted Encumbrances") as itemized in Exhibit B.

2.5     Except as set forth in Schedule 2.5, there is no dispute, claim, legal action, suit, arbitration, governmental investigation or other legal or administrative proceeding, nor any order, decree or judgment in progress, pending or in effect, or, to the knowledge of the Sysorex Operational Business Units’ management, threatened, against or relating to or against or relating to this Agreement or the transactions contemplated by this Agreement.

2.7      Except as set forth in Schedule 2.7, SCI and the Sysorex Operational Business Units have no agreements with any third parties which create a liability or a potential liability for Softlead.

3.0 Representations of the Shareholders SCI.

Each of the Shareholders for himself, herself or itself alone hereby represents and warrants that:

3.1     Shares held in the Sysorex Operational Business Units by SCI’s Shareholders have been duly authorized by the appropriate corporate action of the Sysorex Operational Business Unit(s) and are validly outstanding and issued for lawful and proper consideration.

3.2     The shares held in the Sysorex Operational Business Units are begin transferred free and clear of all liens, security interests, pledges, encumbrances, charges, restrictions, demands and claims, of any kind and nature whatsoever, whether direct or indirect or contingent.

3.3 Shareholder has no equitable or beneficial interest in the ownership of or proceeds from sales of the shares owned by other Shareholders.

3.4     There is no “stop transfer” or similar instructions on file with the Company’s transfer agent concerning the      shares of the Shareholders.

3.5     Shareholder has adequate means of providing for current needs and contingencies, has no need for liquidity in the investment, and is able to bear the economic risk of an investment in the Softlead Shares of the size contemplated. Shareholder represents that Shareholder is able to bear the economic risk of the investment and at the present time could afford a complete loss of such investment. Shareholder has had a full opportunity to inspect the books and records of Softlead and to make any and all inquiries of Softlead officers and directors regarding Softlead and its business as Shareholder has deemed appropriate.

3.6     Shareholder is an “Accredited Investor” as defined in Regulation D of Act and Shareholder, either alone or with Shareholder’s professional advisers who are unaffiliated with, have no equity interest in and are not compensated by Softlead or any affiliate or selling agent of Softlead, directly or indirectly, has sufficient knowledge and experience in financial and business matters that Shareholder is capable of evaluating the merits and risks of an investment in the Softlead Shares and of making an informed investment decision with respect thereto and has the capacity to protect Shareholder’s own interests in connection with Shareholder’s proposed investment in the Shares.

3.7     Shareholder is acquiring the Softlead Shares solely for Shareholder’s own account as principal, for investment purposes only and not with a view to the resale or distribution thereof, in whole or in part, and no other person or entity has a direct or indirect beneficial interest in such Shares.

3.8     Shareholder will not sell or otherwise transfer the Softlead Shares without registration under the Act or an exemption there from and fully understands and agrees that Shareholder must bear the economic risk of Shareholder’s purchase for an indefinite period of time because, among other reasons, the Shares have not been registered under the Act or under the securities laws of any state and, therefore, cannot be resold, pledged, assigned or otherwise disposed of unless they are subsequently registered under the Act and under the applicable securities laws of such states or unless an exemption from such registration is available.

3.9     Shareholder is acting alone for Shareholder’s own benefit in connection with the transfer of Shareholders’ Sysorex Operational Business Unit(s) Shares under this Agreement.

4.0     Representations of Softlead.

Softlead represents and warrants as follows:

4.1     Softlead, a publicly traded company, is a corporation duly organized, validly existing and in good standing under the laws of Nevada and has full corporate power and authority to own, lease and operate its assets and properties and to carry on its business as now being conducted, as and in the places where its assets and properties are now owned, leased or operated and where such business is now being conducted.

4.2     Softlead has the full power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. All corporate proceedings on the part of Softlead necessary to authorize this Agreement and the transactions contemplated hereby, including authorization by its Board of Directors, have been or by the Closing will be duly and validly taken. This Agreement has been duly and validly executed and delivered by Softlead and constitutes the legal, valid and binding agreement and obligation of Softlead, enforceable in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting creditors' rights generally or by the principles governing the availability of equitable remedies.

4.3     There is no dispute, claim, legal action, suit, arbitration, governmental investigation or other legal or administrative proceeding, nor any order, decree or judgment in progress, pending or in effect, or, to the knowledge of Softlead, threatened, against or relating to Softlead or against or relating to this Agreement or the transactions contemplated by this Agreement, and Softlead does not know or have reason to be aware of any basis for the same. Softlead’s assets and liabilities are set forth in Exhibit C.

4.4     Softlead is a United States publicly traded company, currently in good standing with all relevant regulatory authorities, except as set forth in Exhibit 4.4 hereto. Softlead’s books, government filings, tax returns and any other requirements which Softlead may have as a publicly traded company and as a corporation are up to date and in full compliance of local, state and federal laws as of the date of this Agreement. All SOFTLEAD’s assets and liabilities are itemized in Exhibit C.

5.0     Covenants.

5.1     The Parties understand and agree that      SCI’s existing management team will continue to be valuable after the consummation of the transactions contemplated herein. Therefore, in connection with the Closing, Mr. Salam Qureishi and all key management executives will execute an Employment Agreement with Softlead which shall provide, among other things, for the employment of Mr. Salam Qureishi as the CEO of Softlead (Sysorex Global) and other Key management executives for a minimum of two years from the Closing Date.     The compensation and terms of such employment with Softlead shall, at a minimum, meet all terms as specified in his existing Employment Agreement with SCI. Softlead agrees to nominate Mr. Salam Qureishi for election to the board of directors as well as the Chairman of the Board of Directors of Softlead for the period of 1 year beginning at the closing on or after June 30, 2011.

5.2     Until the Closing Date or the earlier termination of this Agreement as provided herein, no Party shall work with or assist any third party other than each other in connection with the development of potential business development contract(s) and sales opportunities. In the event there is no Closing, the portion of any such contracts or sales opportunities which are within Sysorex Operational Business Unit(s)’ areas of business will remain the responsibility of the Sysorex Operational Business Unit(s), and Softlead and Sysorex Operational Business Units shall work together in connection with the development of such prospective business, but shall be responsible for their own expenses unless they both agree otherwise in writing.

5.3      At the Closing, all employees of the Sysorex Operational Business Units shall continue in their employment under their existing employment agreements or arrangements with the Sysorex Operational Business Units. Any Softlead employees on existing payroll of Softlead shall be terminated at Closing. All hiring of new employees after the Closing Date for either the Sysorex Operational Business Units or Softlead, if and when needed, shall be conducted by the new management .

5.4 During the period from the date of this Agreement to the Closing Date, except as specifically contemplated by this Agreement, the Sysorex Operational Business Units and Softlead will conduct their respective operations in the ordinary course of business and consistent with past practices, and both the Sysorex Operational Business Units and Softlead will use all reasonable efforts to preserve intact their respective assets, prospects and advantageous business relationships, to keep available the services of their respective employees needed for the operation of their respective businesses and to maintain satisfactory relationships with their respective suppliers, contractors, distributors, customers and others having business relationships with them. Without limiting the generality of the foregoing, the Sysorex Operational Business Units and Softlead will not, without the prior written consent of authorized signatories of each, take or undertake or incur or permit to exist any of the following acts, transactions, events or occurrences:

(a)     Incur, create, assume or guarantee any obligation, liability or indebtedness, absolute, accrued, contingent, or otherwise, whether due or to become due;

(b)     Make any capital expenditures or capital additions;

(c)     Enter into any transaction, contract or commitment (including any acquisition of assets) or pay any other expenses, other than normal sales contracts and service agreements as they relate to profitable sales revenue generation for the respective companies; and

(d)     Make any payments or other distributions to their Shareholders, other than the payment of the salaries, business expenses etc. Currently being paid as employees of the respective companies.

5.5     Between the date of this Agreement and the Closing Date, Softlead and the Sysorex Operational Business Units each agree to give each other and each other’s representatives full access to their premises and books and records and agree to furnish and to cause the officers of both companies to furnish each other such financial and operating data and other information with respect to the business and properties of both companies as the Sysorex Operational Business Units and Softlead, individually and or jointly shall from time to time request between the date of this Agreement and the Closing date; provided, however, that any such investigation shall be conducted in such manner as not to interfere unreasonably with the operation of the respective businesses of the companies.

5.6     Prior to Closing, the parties will not, directly or indirectly, solicit, initiate or encourage submission of proposals or offers from any person or third party relating to any acquisition or purchase of any equity interest in, or all or a Substantial Portion (as defined below) of the assets of either Softlead or of the Sysorex Operational Business Units. “Substantial Portion” is defined as material interest exceeding 5% of the total equity of the respective companies.

5.7     Softlead shall not register with the United States Securities and Exchange Commission or otherwise cause any additional newly issued securities to become free-trading for a period of six month from the Closing Date.

6.0     Closing. Upon the terms and subject to the satisfaction of the conditions contained in this Agreement, the closing of the acquisition contemplated by this Agreement (the "Closing") is anticipated to take place at 488 Madison Avenue, 19th floor, New York, NY 10022 Gabriel Del Virginia’s Law offices at 405 Clyde Ave., Mountain View , CA 94043 as decided by A. Salam Qureishi on June 30, 2010, or such other time and place as the Parties may agree upon via written correspondence which includes email communication. The date and time at which the Closing actually occurs is herein referred to as the "Closing Date."

7.0     Closing Conditions.

7.1     The obligations of SCI to perform this Agreement and its obligations hereunder are subject to the satisfaction of each of the following conditions at or prior to the Closing Date, unless waived in writing by SCI.

(a)     All representations and warranties of Softlead contained herein or in any document delivered pursuant hereto shall be true and correct in all material respects when made and on and as of the Closing Date as though made on and as of the Closing Date, and a certificate shall be delivered to SCI so confirming;

(b)     Satisfactory completion of due diligence;

(c)     Confirmation of the approvals of FINRA sought by Softlead in connection with the terms of this Agreement.

(d) Submitting preclosing officer’s and Director’s resignation of Softlead

(e) Issuance of Share certificates to SCI or SCI shareholder’s.

(f) Management allocated stock options as agreed by Softlead majority shareholder’s and Board as per Appendix B

7.2     The obligations of Softlead to perform this Agreement and its obligations hereunder are subject to the satisfaction of each of the following conditions at or prior to the Closing Date, unless waived by Softlead:

(a)     All covenants, agreements and obligations required by the terms of this agreement to be performed by SCI its Shareholders, as may be required, at or before the Closing shall have been duly and properly performed in all material respects.

(b)     Receipt of a certificate executed by an officer of SCI, dated as of the Closing Date, certifying that the provisions of the Agreement have been fulfilled.

8.0     Termination.

This Agreement may be terminated at any time prior to the Closing by any of the following:

8.1     The mutual consent of the parties to this Agreement.

8.2     If either SCI, or SCI’s Shareholders, or the Sysorex Operational Business Units     or Softlead, shall have materially breached or failed in any material respect to comply with any of their material obligations under this Agreement, or any material representation or warranty of either SCI, SCI share holders, or the Sysorex Operational Business Units or Softlead contained in this Agreement shall have been inaccurate when made in any material respect, the non-breaching Party shall have the right to terminate this Agreement.

9.0     Survival of Representations. All representations and warranties of the Parties and the indemnification provisions contained in this Agreement or in any agreements, documents or other papers delivered pursuant to or in connection with this Agreement shall survive the Closing and/or termination of this Agreement.

10.0     Confidentiality

10.1     The Parties will hold and will cause their respective representatives to hold in strict confidence, unless compelled to disclose by judicial or administrative process, or, in the opinion of its counsel, by other requirements of law, all documents and information concerning the other furnished to them in connection with the transactions contemplated by this Agreement (the “Confidential Information”) and will not release or disclose such information to any other Person, except, in connection with this Agreement, to their auditors, attorneys, financial advisors and other consultants and advisors.

10.2     The provisions of Section 10.1 shall not apply to any information which (I) is or becomes publicly known or readily ascertainable by the public through no wrongful act of the party receiving the Confidential Information; (ii) is independently developed by or for the receiver of the Confidential Information; (iii) the recipient of the Confidential Information receives it from a third party, if the recipient does not know of any restrictions on the disclosure of that information; or (iv) the owner of the Confidential Information discloses the Confidential Information to a third party without similar restrictions.

10.3     If a particular portion or aspect of Confidential Information becomes subject to any of the foregoing exceptions, all other portions or aspects of such information shall remain subject to all of the provisions of this Agreement.

10.4     If the transactions contemplated by this Agreement are not consummated, such Confidential Information shall be maintained and, if requested by the other party will be destroyed or returned to the owner of the Confidential Information.

10.5     In the event that any Party is ordered to disclose another Party’s Confidential Information pursuant to a judicial or governmental request, requirement or order, the Party ordered shall promptly notify the Party owning the Confidential Information and those Parties shall take reasonable steps to assist each other in contesting such request, requirement or order or in otherwise in protecting each others rights prior to disclosure.

11.0     Indemnification.

Each Party (the “Indemnifying Party”) agrees to indemnify, defend, and hold harmless the other Party (the “Indemnified Party”) from and against any and all claims, damages, and liabilities, including any and all expense and costs, legal or otherwise, incurred by the Indemnified Party in the investigation and defense of any claim, demand, or action, including breach by the Indemnifying Party of this Agreement, caused by the negligent act or omission of the Indemnifying Party, its subcontractors, agents, or employees. The Indemnifying Party shall not be liable for any claims, damages, or liabilities caused by the sole negligence of the Indemnified Party, its subcontractors, agents, or employees.

The Indemnified Party shall notify promptly the Indemnifying Party of the existence of any claim, demand, or other matter to which the Indemnifying Party’s indemnification obligations would apply, and shall give them a reasonable opportunity to settle or defend the same at their own expense and with counsel of their own selection, provided that the Indemnified Party shall at all times also have the right to fully participate in the defense. If the Indemnifying Party, within a reasonable time after this notice, fails to take appropriate steps to settle or defend the claim, demand, or the matter, the Indemnified Party shall, upon written notice, have the right, but not the obligation, to undertake such settlement or defense and to compromise or settle the claim, demand, or other matter on behalf, for the account, and at the risk, of the Indemnifying Party.

The rights and obligations of the Parties under this section shall be binding upon and inure to the benefit of any successors, assigns, and heirs of the Parties.

12.0     Miscellaneous

12.1     This Agreement shall be governed by and construed in accordance with the laws of the State of California as applied to residents of the State of California entering into contracts to be wholly performed therein, without giving effect to principles of conflict of laws. The venue of any legal proceeding shall be the County of Santa Clara, State of California. The prevailing party in any legal proceeding shall be entitled to reasonable attorneys’ fees.

12.2     This Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective successors and permitted assigns, but neither this Agreement nor any of the rights, interests or obligations hereunder, shall be assigned by any Party hereto without the prior written consent of all other Parties. This Agreement is not intended to confer upon any third person or entity, except the Parties hereto, any rights or remedies hereunder.

12.3     This Agreement and the additional documents called for herein together contain the entire agreement among Softlead, the Sysorex Operational Business Units, and the Shareholders with respect to the transactions contemplated hereby and supersede all prior arrangements or understandings with respect thereto.

12.4     Except as otherwise provided in this Agreement, the Parties shall be responsible for and shall pay their respective expenses incurred in connection with this Agreement and the transactions contemplated hereby.

12.5     All notices, consents, requests, instructions, approvals and other communications provided for herein shall be validly given, made or served, if in writing and delivered personally, sent by registered or certified mail, postage prepaid, sent by established overnight delivery service, or transmitted by facsimile (except for legal process) to:

If to Softlead:

Softlead, Inc.

Attn.: CEO and President

114 N. Glendora Ave, Suite: 131

Glendora, CA 91741

FAX: (626) 609-0339

If to: SCI

Mr.Salam Qureishi, Chairman

405, Clyde Avenue

Mountain View, CA 94043

With a copy to:

Kiski Law, P.C.

Attn: Chelsea M. Bonini

1025 Alameda de Las Pulgas

Suite 112

Belmont, CA 94002

or to such other address or fax number or email address as any party hereto may, from time to time, designate in a written notice given in a like manner. Notice given by mail as set out above shall be deemed delivered three days after the date it is postmarked. Notice given by overnight delivery service shall be deemed delivered when received. Notice given by facsimile or email shall be deemed given when transmitted, provided that the sender retains a written confirmation of such transmission and mails an original thereof to the other party within one business day after said transmission.

12.6     This Agreement may be executed in any number of counterparts, each of which independently shall have the same effect as if it were the original and all of which taken together shall constitute one and the same document. Executed signature pages which are transmitted by facsimile to the other party shall be deemed to have been delivered on the date so transmitted provided that an originally executed signature is delivered to the other party within three business days thereafter.

12.7     The Parties acknowledge that this Agreement has been negotiated by all Parties and that neither this Agreement nor any of its provisions should be interpreted for or against any Party on the basis said Party or its attorney drafted the Agreement or the provision in question.

12.8     The Parties have consulted with their respective legal counsel and other advisors with regard to the negotiation and execution of this Agreement and neither have relied in any manner upon the advice of the other’s legal counsel or advisors.

12.9     Descriptive headings are for convenience only and shall not control or affect the meaning or construction of any provision of this Agreement.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed as of the date and year first above written.

For SCI:

SCI, Inc. A California Corporation

/s/ Salam Qureishi
BY: Chairman & CEO – Mr.Salam Qureishi
Date June 27, 2011

For SOFTLEAD:

SOFTLEAD, Inc. A Nevada Corporation

/s/ Arshad Waheed
BY: President and Chairman, Arshad Waheed

EXHIBIT A SHARE HOLDER LIST PRIOR TO ACQUISTION/ POST ACQUISTION

SHARES OF SOFTLEAD POST SPLIT – POST AND PRE ACQUISITION

PRE ACQUSITION POST SPLIT

	Post split Basis –PreAcqusition of Sysorex	shares	Type of Shares
	100%	2,650,353	Free Trading	Per Share Holder List
Total	100%	2,650,353

POST ACQUSITION SHARES OF SOFTLEAD

	Post Acquisition of Sysorex	shares	Type of Shares
		2,650,353	Free Trading Common shares	Per-Acquisition Share Holders
		14,600,000	Restricted Common shares	Sysorex Share holders
Total	100%	17,250,353

LIST OF EXHIBITS [Revise to include ONLY items reference in the Agreement -- and add DISCLOSURE SCHEDULE]

EXHIBIT A SHARE HOLDER LIST PRIOR TO ACQUISTION/ POST ACQUISTION

EXHIBIT B: ORGANIZATIONAL DIAGRAM OF SYSOREX COMPANIES

EXHIBIT B1: PERMITED ENCUMBERANCES OF SYSOREX COMPANIES

EXHIBIT B2: PERMITTED ENCUMBERANCES OF SOFTLEAD

EXHIBIT C1: ASSETS AND LAIBILITIES AND FINANCIAL STATEMENTS OF SYSOREX COMPANIES

EXHIBIT C1: ASSETS AND LAIBILITIES AND FINANCIAL STATEMENTS OF SOFTLEAD

EXHIBIT D: STOCK OF SYSOREX COMPANIES

EXHIBIT E: CERTIFICATE OF SYSOREX OFFICERS

EXHIBIT F: CERTIFICATE OF SOFTLEAD OFFICERS

EXHIBIT G: FINANCIAL STATEMENT OF SYSOREX COMPANIES

EXHIBIT H: FINANCIAL STATEMENT OF SOFTLEAD

EXHIBIT I: CERTIFICATE OF GOOD STANDING OF SOFTLEAD

EXHIBIT J: CERTIFICATE OF GOOD STANDING OF SYSOREX COMPANIES

EXHIBIT K: SHARE HOLDER AUTHORIZATION OF SOFTLEAD

EXHIBIT L: SHARE HOLDER AUTHORIZATION OF SYSOREX COMPANIES’

EXHIBIT M: BUSINESS PLAN OF SYSOREX – PROJECTIONS

EXHIBIT N: CERTIFIED HISTORY OF SOFTLEAD

EXHIBIT O: OPINION LETTER OF ATTORNEY REGARDING SYSOREX

EXHIBIT P: LIST OF SYOREX SHARE HOLDERS FOR STOCK TRANSFER AND ADDRESS

EXHIBIT Q: LIST OF KEY EMPLOYEES OF SYSOREX & RESUME’S

EXHIBIT R: FULL LIST AND DUE DILLEGENCE MATERIAL OF SYSOREX COMPANIES

EXHIBIT S: FULL LIST AND DUE DILLEGENCE MATERIAL OF SOFTLEAD

EXHIBIT T: DUE DILLEGENCE MATERIAL ON SOFTLEAD DIRECTORS AND SHARE HOLDERS

EXHIBIT U: POST TRANSACTION DUE DILLEGENCE MATERIAL ON SYOREX DIRECTORS AND SHARE HOLDERS